Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

We hereby consent to the use in this Registration Statement on Form S-1 of Actelis Networks, Inc. of our report dated March 30, 2022, except for the effects of the Reverse Stock Split discussed in Note 2(ff) to the consolidated financial statements, as to which the date is May 2, 2022 relating to the financial statements which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts" in such Registration Statement.

/s/ Kesselman & Kesselman	Tel-Aviv, Israel
Certified Public Accountants (lsr.)	May 10, 2022
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, 146 Derech Menachem Begin St. Tel-Aviv 6492103, Israel,
P.O Box 7187 Tel-Aviv 6107120, Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il